UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2007

Orchid Cellmark Inc.

(Exact name of the registrant as specified in its charter)

Delaware	000-30267	22-3392819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4390 US Route One, Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 750-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 31, 2007, Orchid Cellmark Inc. (the “Company”) completed the acquisition of ReliaGene Technologies, Inc. (“ReliaGene”). The acquisition was completed under the terms of a Stock Purchase and Sale Agreement (the “Purchase Agreement”) among the Company, ReliaGene and the shareholders of ReliaGene. Pursuant to the Purchase Agreement, the Company acquired all of the outstanding stock of ReliaGene for $5.6 million in cash and 560,539 shares of the Company’s common stock. The purchase price is subject to adjustment based on ReliaGene’s working capital at closing and future revenue levels. $600,000 of the cash purchase price was placed in escrow for the working capital adjustment and all of the Company’s common stock was placed in escrow for the revenue adjustment and to satisfy the sellers’ indemnification obligations.

Other than in connection with the acquisition, there are no material relationships between ReliaGene or the selling shareholders of ReliaGene and the Company, the Company’s affiliates, or any of the Company’s directors or officers, or any associate of such directors or officers.

On October 31, 2007, the Company issued a press release announcing the closing of the acquisition of ReliaGene. This press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 2.01 by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

As part of the purchase price for the shares of ReliaGene stock acquired by the Company described in Item 2.01 above, on October 31, 2007, the Company issued 560,539 shares of its common stock to the shareholders of ReliaGene. As set forth in Item 2.01 above, all of the shares were placed in escrow for the revenue adjustment and to satisfy the sellers’ indemnification obligations under the Purchase Agreement. The shares of the Company’s common stock were issued as a private placement pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

99.1	Press Release dated October 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORCHID CELLMARK INC.

Date: November 2, 2007	By:	/s/ James F. Smith
James F. Smith Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Press Release dated October 31, 2007.